SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated December 2, 2011

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Zale Corporation (the “Company”) approved the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “2011 Omnibus Incentive Plan”) on September 23, 2011, subject to stockholder approval.  The 2011 Omnibus Incentive Plan was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders held on December 2, 2011 (the “Annual Meeting”).

The 2011 Omnibus Incentive Plan provides for the grant to officers, employees, and other service providers of the Company and its affiliates of options to purchase shares of the Company’s common stock (“Common Stock”) and other awards, which awards may be incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, incentive awards, other stock awards, dividend equivalents and cash awards (collectively, “Awards”). The 2011 Omnibus Incentive Plan replaces the Zale Corporation 2003 Stock Incentive Plan (the “2003 Incentive Plan”) and the Zale Corporation Non-Employee Director Equity Compensation Plan (the “Director Plan”). Existing awards previously granted under the 2003 Incentive Plan and the Director Plan will continue to remain outstanding in accordance with their terms; however, all future awards will be made under the 2011 Omnibus Incentive Plan.

The maximum aggregate number of shares of Common Stock which may be subject to Awards under the 2011 Omnibus Incentive Plan is (i) 2,385,000 shares of Common Stock minus (ii) that number of shares of Common Stock that are represented by awards which were granted after July 31, 2011 under the 2003 Incentive and the Director Plan. If after July 31, 2011 awards granted under the 2003 Incentive Plan or the Director Plan subsequently expire or otherwise lapse, are terminated or forfeited or are settled in cash, or are exchanged, with the permission of the Company’s Compensation Committee, for awards (or Awards under the 2011 Omnibus Incentive Plan) not covering shares of Common Stock, the shares of Common Stock subject to such awards (or Awards under the 2011 Incentive Plan) will be added to the maximum aggregate number of shares of Common Stock to which Awards may be subject under the 2011 Omnibus Incentive Plan.

The 2011 Omnibus Incentive Plan provides for accelerated vesting of Awards under certain circumstances in connection with a participant’s termination of employment or a Change in Control (as defined in the plan).

The Company’s Board of Directors may amend or terminate the 2011 Omnibus Incentive Plan at any time; provided, however, that no amendment may adversely impair the rights of a participant with respect to outstanding Awards without the participant’s consent.  An amendment will be contingent on approval of the Company’s stockholders, to the extent required by law, any tax or regulatory requirement, by the rules of any stock exchange on which our securities are then traded or if the amendment would (a) increase the benefits accruing to plan participants, including any amendment to the 2011 Omnibus Incentive Plan or any agreement to permit a repricing of any outstanding Awards, (b) increase the aggregate number of shares of Common Stock issuable under the 2011 Omnibus Incentive Plan, (c) modify the eligibility requirements of the 2011 Omnibus Incentive Plan, or (d) change the performance criteria set forth in the 2011 Omnibus Incentive Plan for performance-based awards.

The description of the 2011 Omnibus Incentive Plan is a summary only and is qualified by reference to the 2011 Omnibus Incentive Plan, which is included as Exhibit 10.1 herein and incorporated by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 2, 2011, the Company held the Annual Meeting.  The following matters were voted upon and the results of the voting were as follows:

(1)       A proposal to elect seven directors for terms that will expire at the 2012 annual meeting of stockholders.  The nominees, Messrs. Attenborough, Braverman, Dyer, Gilman, Killion, Lowe and Olshansky, were elected to serve as directors.  The results of the voting were as follows:

Nominees	Votes For	Votes Withheld	Broker Non-Votes
Neale Attenborough	14,976,851	1,613,700	7,400,775
Yuval Braverman	14,546,019	2,044,532	7,400,775
David F. Dyer	15,065,901	1,524,650	7,400,775
Kenneth B. Gilman	15,006,383	1,584,168	7,400,775
Theo Killion	14,976,233	1,614,318	7,400,775
John B. Lowe, Jr.	15,042,148	1,548,403	7,400,775
Joshua Olshansky	14,982,958	1,607,593	7,400,775

(2)       A proposal to approve the 2011 Omnibus Incentive Plan.  The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
14,109,706	1,988,158	492,687	7,400,775

(3)       A non-binding advisory proposal to approve the Company’s executive compensation.  The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
14,224,557	2,320,628	45,366	7,400,775

(4)       A non-binding advisory proposal on the frequency (every one, two or three years) of the non-binding vote on executive compensation.  A frequency of every year was approved and the results were as follows:

Every Year	Every Two Years	Every Three Years	Abstentions	Broker Non-Votes
14,429,962	29,061	2,008,911	122,617	7,400,775

In connection with the Annual Meeting, the Board of Directors of the Company recommended that stockholders vote to conduct future non-binding advisory votes to approve the Company’s executive compensation with a frequency of every year.  In light of such recommendation of the Board of Directors and considering the strong support for an annual vote as reflected in the above voting results, the Company will conduct future non-binding advisory proposals to approve the Company’s executive compensation with a frequency of every year.

(5)       To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2012.  The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions
23,806,142	173,581	11,603

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Zale Corporation 2011 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on October 14, 2011)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	December 8, 2011	By:	/s/ THOMAS A. HAUBENSTRICKER
Thomas A. Haubenstricker
Senior Vice President,
Chief Financial Officer